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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

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
      NAME OF ENTITY                       STATE OF INCORPORATION
      --------------                       ----------------------
First USA Direct Marketing, Inc.        Delaware
First USA Financial Services, Inc.      Utah Industrial Loan Company
First USA Technology, Inc.              Delaware
Gensar Holdings Inc.                    Delaware
Gensar Merchant Processing, Inc.        Delaware
MAGroup, Inc.                           Arizona
Merchant-Link, Inc.                     Delaware
National Card Processing Systems, Inc.  Delaware
Paymentech Data Services, Inc.          Delaware
Paymentech Fleet Services, Inc.         Delaware
Paymentech ICS, Inc.                    Delaware
Paymentech New Hampshire, Inc.          Delaware
Paymentech Management Resources, Inc.   Delaware
Paymentech Merchant Services, Inc.      Nevada
Paymentech Network Services, Inc.       Delaware
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